Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Actuate Therapeutics, Inc. of our report dated March 26, 2026 relating to the consolidated financial statements, appearing in the Annual Report on Form 10-K of Actuate Therapeutics, Inc. for the year ended December 31, 2025.

/s/ Crowe LLP

Costa Mesa, California

May 14, 2026